Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 29, 2019, relating to the consolidated financial statements of Concrete Pumping Holdings, Inc. appearing in the Company’s Annual Report on Form 8-K/A for the year ended October 31, 2018.

/s/ BDO USA, LLP

Dallas, Texas